Exhibit 99.2

MEMORANDUM OF UNDERSTANDING

WHEREAS, there is now pending in the Superior Court for the Commonwealth of Massachusetts, Hampden County (the “Court”) a lawsuit by plaintiff Alan Kahn (“Plaintiff”) against defendants John E. Reed, Stewart B. Reed, William J. Coad, Winston R. Hindle, Jr., David W. Hunter, David M. Kelly, George F. King and Edward J. Trainor (collectively, “Defendants”), styled as Alan Kahn v. John E. Reed, et al., No. 06-350 (the “Action”); and

WHEREAS, the Action was filed by Plaintiff on behalf of a putative class (the “Class”) of all persons, other than Defendants and those in privity with them, who own the common stock of Mestek, Inc. (“Mestek” or the “Company”); and

WHEREAS John E. Reed and Stewart B. Reed and certain trusts controlled by them collectively control approximately 62.9 percent of the total outstanding shares of Mestek common stock and approximately 62.9 percent voting control of Mestek; and

WHEREAS, on March 31, 2006, Mestek issued a press release to publicly disclose that Defendants had agreed in principle to go forward with a going-private transaction (the “Transaction”), which provided, among other things, for: (1) a 1-for-2000 reverse split of the Company’s issued and outstanding shares of common stock, whereby shareholders holding fewer than 2000 shares would receive $15.24 cash per share and a contingent payment right for payment of a liquidity excess following a liquidity event occurring or agreed to during the 12-month period following the Transaction; (2) the Company to undertake to hold one Dutch Auction in each of the five calendar years immediately following the Transaction, to purchase up to $2,500,000 of its common stock in each auction; (3) the Company to adopt certain shareholder protection measures regarding director independence and disclosure to shareholders; and

WHEREAS, the Action seeks injunctive relief, monetary damages and/or rescission on the grounds that, among other things, the conduct of the Defendants in connection with the Transaction constitutes a breach of fiduciary duties by the Defendants;

WHEREAS, the Defendants deny all allegations of wrongful conduct; and

WHEREAS, following negotiations between the parties, counsel for the parties have reached an agreement in principle providing for the settlement of the Action on the terms and conditions set forth below

(the “Settlement”) and the parties believe that the Settlement is in the best interests of the parties and of Mestek and its shareholders;

IT IS HEREBY AGREED IN PRINCIPLE AS FOLLOWS:

1.	The Transaction shall be subject to the following conditions:

a.              Majority of the Minority Vote Condition. The shareholder vote to approve the Transaction shall be subject to an unwaivable majority of the minority vote condition whereby a majority of the unaffiliated votes (those shares not owned by directors and executive officers of Mestek or members of their immediate families, and certain trusts for the benefit of such directors, executive officers or members of their immediate families) cast must be in favor of the Transaction;

b.              The Dutch Auctions. The terms of the Dutch Auctions that may be held in each of the five calendar years immediately following the Transaction shall be approved by a majority of the directors of Mestek, including a majority of the independent directors, and Mestek shall, reasonably in advance of each auction, make available to its shareholders (i) the financial projections set forth in the Company’s current annual budget and (ii) projections for the following year of the Company’s sales, gross profits and operating profits;

c.             Shareholder Protections. The shareholder and corporate governance protection measures adopted as part of the Transaction (as summarized at pages 18 and 19 of Mestek’s 10-Q for the quarter ended March 31, 2006, filed with the SEC on May 15, 2006) shall be altered, changed or modified only as approved by a majority of the directors of Mestek, including a majority of the independent directors;

d.            Contingent Payment Right. Any liquidity event proposed during the 12-months following consummation of the Transaction shall be approved by a majority of the directors of Mestek, including a majority of the independent directors; and

e.             Proxy Materials. Plaintiff shall have the reasonable opportunity to review and comment on any preliminary proxy statement and Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the Transaction and Mestek shall in good faith consider Plaintiff’s comments and any suggested changes or revisions.

2.             Defendants acknowledge that the prosecution of the Action and the efforts of Plaintiff’s counsel were causal factors that contributed to conditions for the Transaction set forth in paragraph 1, above.

3.             Defendants will provide (and seek the cooperation of their financial advisor(s) to provide) to Plaintiff’s counsel such reasonable discovery, including depositions, as is necessary for Plaintiff to confirm the reasonableness of the Settlement, and the parties will attempt in good faith and use their best efforts to complete such discovery no later than 60 days from the date hereof, and in any event, reasonably prior to consummation of the Transaction.

4.              The parties to the Action will attempt in good faith to use their best efforts to agree upon and execute within 90 days of the date hereof an appropriate Stipulation of Settlement (the “Stipulation”) and such other documentation as may be required in order to obtain final court approval of the Settlement and the dismissal of the Action upon the terms set forth in this Memorandum of Understanding (collectively, the “Settlement Documents”). The Stipulation will expressly provide, among other things, for certification for settlement purposes of the Class (consisting of all holders of Mestek common stock other than Defendants and those in privity with them), entry of a judgment of dismissal and for a complete release and settlement by the Class of all claims against Defendants and their affiliates and agents (including without limitation, Mestek and any investment bankers or attorneys and any past, present or future officers, directors and employees of Mestek and their predecessors, successors, parents, subsidiaries, affiliates and agents) which have been or could have been asserted relating to the Transaction (the “Released Claims”). The Released Claims will include all claims based in any way upon the Transaction, including any claims based upon or arising out of the actions of Mestek’s directors, and any claims relating to any of the transactions, disclosures, omissions, facts and allegations that are or could be the subject of the Action. The Stipulation will further provide that Defendants have denied and continue to deny that they have committed or attempted to commit any violations of law or breaches of duty to Mestek or its shareholders or otherwise, and that Defendants are entering into the Stipulation solely because the proposed Settlement as described above would eliminate the burden, risk, and expense of further litigation.

5.              The parties to the Action will present the Settlement Documents to the Court for approval as soon as practicable and will use their best efforts to obtain, following appropriate notice of the proposed Settlement to the proposed class of Mestek shareholders, Final Court Approval of the Settlement and the dismissal of the Action with prejudice to all Release Claims and without costs to any party (other than counsel fees and expenses as provided in paragraphs 7 and 8, below). As used herein “Final Court Approval” of the Settlement means that the Court has entered an order approving the Settlement and that such order is finally affirmed on appeal or by lapse of time or otherwise is no longer subject to appeal.

6.              The consummation of the Settlement is subject to: (a) Plaintiff’s determination, following completion of reasonable confirmatory discovery as set forth herein, that the proposed Settlement is fair and reasonable; (b) the drafting and execution of the Settlement Documents; (c) certification of the Class for settlement purposes; (d) Final Court Approval of the Settlement and dismissal of the action with prejudice and without awarding costs to any party (except as provided in paragraphs 7 and 8, below); and (e) consummation of the Transaction (on the terms described in paragraph 1, above). This Memorandum of Understanding shall be voidable should any of these conditions not be met, in which event this Memorandum of Understanding shall neither be deemed to prejudice in any way the positions of the parties with respect to the Action nor entitle any party to recover any costs or expense incurred in connection with the implementation of this Memorandum of Understanding.

7.              Plaintiff’s counsel intend to apply to the Court for an aggregate award of attorneys’ fees and expenses. Defendants and Mestek reserve all rights to oppose any such application in whole or in part.

8.              Mestek shall pay the costs and expenses related to providing notice of the Settlement to the Class.

9.              This Memorandum of Understanding may be executed in counterparts, and each signed counterpart shall be deemed an original hereof.

Dated: May ____, 2006

Plaintiff

ALAN KAHN

By His Attorneys:

Robert Aronson

Law Offices of Robert Aronson

101 State Street

Springfield, MA 01103

Tel.: 413-733-2600

Fax: 413-737-4318

James S. Notis

Gardy & Notis, LLP

440 Sylvan Avenue, Suite 110

Englewood Cliffs, New Jersey 07632

Tel: 201-567-7377

Fax: 201-567-7337

Defendants

JOHN E. REED and STEWART B. REED

By Their Attorneys:

Francis D. Dibble, Jr.

Kevin C. Maynard

Bulkley, Richardson and Gelinas, LLP

1500 Main Street, Suite 2700

Springfield, Massachusetts 01115-5507

Tel: 413-781-2820

Fax: 413-272-6804

Defendants

WILLIAM J. COAD, DAVID W. HUNTER and DAVID M. KELLY

By Their Attorneys:

John P. Pucci

Fierst Pucci & Kinder LLP

64 Gothic Street

Northampton, Massachusetts 01060

Tel: 413-584-8067

Fax: 413-585-0787

Defendants

WINSTON R. HINDLE, JR.,

GEORGE F. KING, and EDWARD J. TRAINOR

By Their Attorneys:

Lisa C. Wood

Kenneth S. Leonetti

Neil Austin

Seaport World Trade Center West

155 Seaport Boulevard

Boston, Massachusetts 02210

Tel: 617-832-1000

Fax: 617-832-7000

MESTEK, INC. By: ____________________________ J. Nicholas Filler Senior Vice President, Corporate and Legal Affairs